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                                                                          Ex-(j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 11, 2002, relating to the financial statements and financial highlights which appears in the August 31, 2002 Annual Report to Shareholders of Schwab Short/Intermediate Tax-Free Bond Fund, Schwab Long-Term Tax-Free Bond Fund, Schwab California Short/Intermediate Tax-Free Bond Fund, Schwab Long-Term Tax-Free Bond Fund, Schwab Short-Term Bond Market Fund, Schwab Total Bond Market Fund and Schwab YieldPlus Fund(R), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP

San Francisco, California
November 6, 2002